                     Amended Conversion Valuation Report
                                    Update

                     ------------------------------------

                         Valued as of January 27, 1999


                                 1ST STATE BANK

                           Burlington, North Carolina

                                  Prepared By:

                               Ferguson & Company
                                   Suite 305
                            860 West Airport Freeway
                              Hurst, Texas  76054
                                  817/577-9558

                      [LETTERHEAD OF FERGUSON & COMPANY]

                                February 5, 1999



Board of Directors
1st State Bank
445 S. Main Street
Burlington, North Carolina  27215

Dear Directors:

  We have completed and hereby provide, as of January 27, 1999, an amended updated independent appraisal of the estimated pro forma market value of 1st State Bank, Burlington, North Carolina ("1st State" or the "Bank"), in connection with the conversion of 1st State from the mutual to stock form of organization ("Conversion"). This amended appraisal report update is furnished pursuant to the filing of an amendment to the Holding Company's Registration Statement and in response to comments received from the banking regulatory authorities. Our original appraisal report, dated October 30, 1998, and our previous appraisal update as of January 27, 1999, are incorporated herein by reference.

  In preparing this appraisal update, we reviewed our original appraisal and earlier update and the various filings and applications filed with the Federal Deposit Insurance Corporation ("FDIC"), Securities and Exchange Commission ("SEC"), Federal Reserve Board ("FRB"), and the Savings Institutions Division of the North Carolina Department of Commerce ("Division"). We considered, among other items, recent developments in stock market conditions. In addition, where appropriate, we considered information based on other available published sources that we believe is reliable; however, we cannot guarantee the accuracy or completeness of such information. This updated appraisal also considered comments and questions from the FDIC regarding the original appraisal report and the earlier appraisal update.

  Our appraisal update is based on the Bank's representation that the information in the applications for conversion and additional evidence furnished us by the Bank are accurate and complete. We did not independently verify the financial statements and other information furnished by the Bank, nor did we independently value its assets and liabilities. The appraisal update considers the Bank as a going concern and should not be considered as an indication of its liquidation value.

  Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. Ferguson & Company ("F&C") is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by F&C shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Board of Directors
February 5,1999
Page 2

  Our earlier appraisal update utilizing market data as of January 27, 1999, was issued under our letter dated February 1, 1999. After additional analysis, we determined that the Bank's earnings level justified a higher appraisal, as the pro forma price to earnings ratio was low relative to the comparative group, North Carolina thrifts, southeast region thrifts, recent conversions, and all publicly traded thrifts as a group.

  In preparing the appraisal update, we looked at the most recent market information available, which was as of February 4, 1999. The SNL index increased 1.0% from 695.1 to 699.5 during the period from January 27, 1999, to February 4, 1999. The average per share value of the comparative group did not change--it was $18.51 on both dates. The median value of the comparative group $17.47 on January 27, 1999, and $17.44 on February 4, 1999. Since there was no appreciable change in market, we used the January 27, 1999, market information. There were no changes in Exhibits I, II, III, IV, V, and IX. Therefore, they are not included in this update.

Valuation Approach
------------------

  Exhibit VI indicates the pro forma market valuation of 1st State versus the comparative group and all publicly held thrifts. Pro forma pricing ratios for 1st State are based on the financial information shown in Exhibit VIII. Pro forma earnings are based on currently available interest rates and pro forma assets and book value information are taken from the December 31, 1998, financial data included in the offering circular.

  At the adjusted $36,000,000 midpoint of the range, 1st State is valued at 67.2% of pro forma book value, representing a discount of 43.1% from the mean and 41.5% from the median of the comparative group. The midpoint price is 11.9 times pro forma earnings, representing a discount of 29.6% from the mean and a discount of 26.5% from the median of the comparative group.

  As compared to all publicly held thrifts, at the midpoint of the range, 1st State's price earnings ratio represents a discount of 27.0% from the mean and a 22.7% discount from the median. 1st State's value of 67.2% of pro forma book value is well below the mean of 131.4% and median of 119.2% of all publicly held thrifts.

  As compared to thrift conversions completed within the past six months, 1st State's price to pro forma book of 67.2% represents a 1.5% discount from the mean and a discount of 3.9% from the median. And its price earnings ratio of
11.9 represents a 32.8% discount from the mean and a 22.2% discount from the median.

  At the maximum, 1st State's price to book ratio of 70.9% represents a premium of 4.0% over the mean 1.4% over the median, while, at the supermaximum, 1st State's price to book ratio of 74.5% represents a premium of 9.2% over the mean and 6.6% over the median of recent conversions. At the supermaximum, 1st State's price earnings ratio is below but generally between a 5% to 15% discount from all of the groups for comparison.

Board of Directors
February 5,1999
Page 3

Conclusion
----------

  In our opinion, 1st State's estimated pro forma market value at January 27, 1999, was $36,000,000, which increased $3,000,000, or 9.1% from our earlier appraisal update as of January 27, 1999. The resulting valuation range is $30,600,000 at the minimum to $41,400,000 at the maximum, based on a range of 15% below and 15% above the midpoint valuation. The supermaximum is $47,610,000 based on 1.15 times the maximum. Pro forma comparisons with the comparative group are presented in Exhibit VI based on calculations shown in Exhibit VIII. 1st State will also contribute to a charitable foundation a number of shares of its stock equal to 8% of the number of shares sold in the conversion, with the contribution being subject to a maximum of $3,000,000 in value.

  Our opinion is based upon circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of 1st State, could materially affect the assumptions used in preparing this opinion.

                                        Respectfully,
                                        Ferguson & Company


                                        /s/ Robin L. Fussell
                                        Robin L. Fussell
                                        Principal

                               List of Exhibits

 Exhibit
 Number     Title                                          Page
----------  -------------------------------------         ------

   VI       Pro Forma Comparisons                            1

   VII      Comparison of Pricing Ratios                     3

  VIII      Pro Forma Assumptions                            4
            Pro Forma Effect of Conversion Proceeds          5
            Pro Forma Analysis Sheet                         9

FERGUSEN & COMPANY

                       EXHIBIT VI - Pro Forma Comparisons


As of January 27, 1999

Ticker   Name                         Price       Mk Value     PE          P/Book       P/TBook       P/Assets       Div Yld
                                      ($)         ($Mil)       (X)         (%)          (%)           (%)              (%)
         1st State Bank
         --------------
         Before Conversion             N/A           N/A      N/A           N/A           N/A            N/A           N/A
         Pro Forma Supermaximum     20.000         47.61     14.7          74.5          74.5           15.3          2.00
         Pro Forma Maximum          20.000         41.40     13.3          70.9          70.9           13.6          2.00
         Pro Forma Midpoint         20.000         36.00     11.9          67.2          67.2           12.1          2.00
         Pro Forma Minimum          15.000         30.60     10.4          62.2          62.2           10.4          2.00

         Comparative Group
         -----------------
         Averages                   18.511         46.18     16.9         118.2         120.0           15.8          2.59
         Medians                    17.469         36.39     16.2         114.8         118.5           14.5          2.55

         North Carolina Thrifts
         ----------------------
         Averages                   13.235         33.43     15.2          98.7          99.0           18.9          3.66
         Medians                    13.250         24.56     15.6          92.2          92.2           19.1          4.09

         Southeast Region Thrifts
         ------------------------
         Averages                   15.174         80.72     16.9         133.3         136.8           16.0          2.73
         Medians                    14.000         38.63     16.1         115.1         116.0           16.0          2.69

         All Public Thrifts
         ------------------
         Averages                   17.055        284.24     16.3         131.4         139.0           14.2          2.28
         Medians                    15.063         45.56     15.4         119.2         125.9           13.3          2.34

         Comparative Group
         -----------------
ANA      AcadianaBcshs-LA           18.188         33.57     15.2         105.0         105.0           14.3          2.42
ASBI     AmerianaBancorp-IN         16.500         57.86     15.9         128.6         134.7           14.6          3.63
CBK      CitizensFirst-IL           13.250         29.61     18.9          83.9          83.9           11.1             -
FFFD     NorthCentral-IA            16.750         49.65     12.7         104.6         120.3           15.5          1.91
HBFW     HomeBancorp-IN             29.500         64.46     22.9         162.1         162.1           17.9          1.08
HRBF     HarborFedBncp-MD           19.500         35.04     18.9         120.7         120.7           15.4          2.67
JXVL     Jacksonville-TX            15.938         37.73     11.6         107.1         107.1           14.5          3.14
MFBC     MFBCorp-IN                 22.000         32.21     15.3         103.0         103.0            9.6          1.55
MFFC     MiltonFedFinl-OH           14.250         31.54     22.6         112.8         112.8           13.6          4.21
OHSL     OHSLFinancial-OH           14.000         34.97     16.5         125.9         125.9           13.9          3.57
PFDC     PeoplesBancorp-IN          20.375         66.45     15.9         147.9         147.9           21.0          2.36
SOPN     FirstSvngsBncp-NC          21.875         81.09     16.6         116.7         116.7           28.2          4.57

FERGUSEN & COMPANY
                      EXHIBIT VI - Pro Forma Comparisons

Ticker    Name                                Assets       Eq/A        TEq/A      EPS       ROAA      ROAE
                                              ($000)        (%)         (%)       ($)       (%)        (%)
         1st State Bank
         --------------
         Before Conversion                   291,249        9.2         9.2       N/A      1.01      10.96
         Pro Forma Supermaximum              331,496       20.5        20.5      1.36      1.09       5.17
         Pro Forma Maximum                   326,117       19.2        19.2      1.51      1.08       5.47
         Pro Forma Midpoint                  321,453       18.0        18.0      1.68      1.07       5.78
         Pro Forma Minimum                   316,827       16.8        16.8      1.45      1.06       6.16

         Comparative Group
         -----------------
         Averages                            291,538       13.8        13.7      1.09      1.07       7.36
         Medians                             294,542       13.4        12.9      1.21      0.92       7.24

         North Carolina Thrifts
         ----------------------
         Averages                            182,962       19.6        19.6      0.96      1.22       6.14
         Medians                             141,130       17.9        17.9      0.77      1.23       5.79

         Southeast Region Thrift
         -----------------------
         Averages                            599,132       13.5        13.3      0.95      1.01       8.26
         Medians                             189,422       12.9        12.9      0.85      0.94       7.70

         All Public Thrifts
         ------------------
         Averages                          1,787,317       11.9        11.6      1.15      0.99       9.32
         Medians                             359,430       10.0        10.0      1.02      0.94       8.46

         Comparative Group
         -----------------
ANA      AcadianaBcshs-LA                    298,148       14.7        14.7      1.17      1.05       6.48
ASBI     AmerianaBancorp-IN                  375,297       12.2        12.0      1.17      0.98       8.55
CBK      CitizensFirst-IL                    281,068       14.0        14.0      0.63      0.71       5.13
FFFD     NorthCentral-IA                     331,124       14.9        13.1      1.27      1.56       8.56
HBFW     HomeBancorp-IN                      360,286       11.9        11.9      1.25      0.85       6.84
HRBF     HarborFedBncp-MD                    227,562       12.8        12.8      1.03      0.79       6.25
JXVL     Jacksonville-TX                     242,673       14.5        14.5      1.26      1.33       9.13
MFBC     MFBCorp-IN                          290,936       11.4        11.4      1.29      0.80       6.44
MFFC     MiltonFedFinl-OH                    235,105       11.1        11.1      0.65      0.69       5.80
OHSL     OHSLFinancial-OH                    247,853       10.8        10.8      0.85      0.86       7.94
PFDC     PeoplesBancorp-IN                   304,320       15.0        15.0      1.26      1.45       9.56
SOPN     FirstSvngsBncp-NC                   304,088       22.9        22.9      1.30      1.76       7.64

                        Note: Stock prices are closing prices or last trade. Pro forma calculations for 1st State are based on sales at $20 a share ($15 at the minimum) with a minimum of $30,600,000, midpoint of $36,000,000, maximum of
                        $41,400,000, and supermaximum of $47,610,000.
                        Sources:1st State's audited and unaudited financial Statements, SNL Securities, and F&C calculations.

FERGUSON & COMPANY
------------------

                                 Exhibit VII
                         Comparison of Pricing Ratios

                                                                Group                         Percent Premium
                                                             Compared to                      (Discount) Versus
                                       1st State       -----------------------            ------------------------
                                          Bank          Average       Median               Average        Median
                                     ------------      ----------  -----------            ---------     ----------
Comparison of PE ratio at
  midpoint to:
---------------------------------
Comparative group                         11.9             16.9          16.2               (29.6)         (26.5)
North Carolina thrifts                    11.9             15.2          15.6               (21.7)         (23.7)
Southeast Region thrifts                  11.9             16.9          16.1               (29.6)         (26.1)
All public thrifts                        11.9             16.3          15.4               (27.0)         (22.7)
Recent conversions                        11.9             17.7          15.3               (32.8)         (22.2)

Comparison of PE ratio at
  maximum to:
---------------------------------
Comparative group                         13.3             16.9          16.2               (21.3)         (17.9)
North Carolina thrifts                    13.3             15.2          15.6               (12.5)         (14.7)
Southeast Region thrifts                  13.3             16.9          16.1               (21.3)         (17.4)
All public thrifts                        13.3             16.3          15.4               (18.4)         (13.6)
Recent conversions                        13.3             17.7          15.3               (24.9)         (13.1)

Comparison of PE ratio at
  supermaximum to:
---------------------------------
Comparative group                         14.7             16.9          16.2               (13.0)          (9.3)
North Carolina thrifts                    14.7             15.2          15.6                (3.3)          (5.8)
Southeast Region thrifts                  14.7             16.9          16.1               (13.0)          (8.7)
All public thrifts                        14.7             16.3          15.4                (9.8)          (4.5)
Recent conversions                        14.7             17.7          15.3               (16.9)          (3.9)

Comparison of PB ratio at
  midpoint to:
---------------------------------
Comparative group                         67.2            118.2         114.8               (43.1)         (41.5)
North Carolina thrifts                    67.2             98.7          92.2               (31.9)         (27.1)
Southeast Region thrifts                  67.2            133.3         115.1               (49.6)         (41.6)
All public thrifts                        67.2            131.4         119.2               (48.9)         (43.6)
Recent conversions                        67.2             68.2          69.9                (1.5)          (3.9)

Comparison of PB ratio at
  maximum to:
---------------------------------
Comparative group                         70.9            118.2         114.8               (40.0)         (38.2)
North Carolina thrifts                    70.9             98.7          92.2               (28.2)         (23.1)
Southeast Region thrifts                  70.9            133.3         115.1               (46.8)         (38.4)
All public thrifts                        70.9            131.4         119.2               (46.0)         (40.5)
Recent conversions                        70.9             68.2          69.9                 4.0            1.4

Comparison of PB ratio at
  supermaximum to:
---------------------------------
Comparative group                         74.5            118.2         114.8               (37.0)         (35.1)
North Carolina thrifts                    74.5             98.7          92.2               (24.5)         (19.2)
Southeast Region thrifts                  74.5            133.3         115.1               (44.1)         (35.3)
All public thrifts                        74.5            131.4         119.2               (43.3)         (37.5)
Recent conversions                        74.5             68.2          69.9                 9.2            6.6

FERGUSON & COMPANY               Exhibit VIII
                             Pro Forma Assumptions



1. Net proceeds from the conversion were invested at the beginning of the period at 4.60%, which was the approximate rate on the one-year treasury bill on December 31, 1998. This rate was selected because it is considered more representative of the rate the Bank is likely to earn.

2. 1st State's ESOP will acquire 8% of the conversion stock with loan proceeds obtained from the Holding Company; therefore, there will be no interest expense. We assumed that the ESOP expense is 10% annually of the initial purchase.

3. 1st State's RP will acquire 4% of the stock through open market purchases at the same price per share as that paid for conversion stock and the expense is recognized ratably over five years as the shares vest.

4. All pro forma income and expense items are adjusted for income taxes at a combined state and federal rate of 36.0%, with the exception of thefoundation contribution, on which the assumed tax benefit is 34.0%. The lower rate was used because most of the benefit is expected to be realized during the carryforward period, and the State of North Carolina does not permit contribution carryforwards.

5. In calculating the pro forma adjustments to net worth, the ESOP and RP are deducted in accordance with generally accepted accounting principles.

6. Earnings per share ("EPS") have been calculated simply by dividing pro forma net income by the total shares assumed issued. The price earnings ("P/E") ratio is simply total pro forma market capitalization (i.e., value of shares to be sold plus the assigned value of shares issued to the charitable foundation) divided by pro forma net income. Calculating EPS under AICPA SOP 93-6 and assuming 10% of the ESOP shares are committed to be released at the beginning of the period and under SFAS 128 assuming 20% of the RP shares are vested at the beginning of the period, basic EPS would be $1.62, $1.88, $1.68, and $1.52, diluted EPS would be $1.56, $1.81, $1.62, and $1.47, and the PE ratio based on basic EPS would be 9.3, 10.6, 11.9, and 13.2, respectively, at the minimum, midpoint, maximum, and supermaximum of the range.

                                 Exhibit VIII
                    Pro Forma Effect of Conversion Proceeds
               At the Minimum of the Conversion Valuation Range
                     Valuation Date as of January 27, 1999

1st State Bank, Burlington, NC
------------------------------------------------------
1.     Conversion Proceeds
       Pro Forma Market Value                            $ 30,600,000
       Less:  Estimated Expenses                           (1,056,000)
                                                        -------------
       Net Conversion Proceeds                           $ 29,544,000

2.     Estimated Additional Income From Conversion
        Proceeds
       Net Conversion Proceeds                           $ 29,544,000
       Less:  ESOP Contributions                           (2,643,840)
              RP Contributions                             (1,321,920)
                                                        -------------
       Net Conversion Proceeds after ESOP & RP           $ 25,578,240

       Estimated Incremental Rate of Return(1)                   2.94%
                                                        -------------
       Estimated Additional Income                       $    753,023
       Less:  ESOP Expense                                   (169,206)
              RP Expense                                     (169,206)
                                                        -------------
                                                         $    414,612
                                                        =============
3.     Pro Forma Calculations

                                               Before              Conversion                 After
       Period                                Conversion              Results               Conversion
                                         -------------------------------------------------------------
a.     Pro Forma Earnings
       Twelve Months Ended
       December 31, 1998                 $  2,775,000             $   414,612            $  3,189,612

b.     Pro Forma Net Worth
       December 31, 1998                 $ 26,707,000             $26,410,560            $ 53,117,560

c.     Pro Forma Net Assets
       December 31, 1998                 $291,249,000             $25,578,240            $316,827,240

(1) Assumes Proceeds can be reinvested at 4.60% and earnings taxed at a rate of
    36.0 percent.

(2) Pro forma effect on capital includes tax effect related to contribution to charitable foundation.

                                 Exhibit VIII
                    Pro Forma Effect of Conversion Proceeds
               At the Midpoint of the Conversion Valuation Range
                     Valuation Date as of January 27, 1999

1st State Bank, Burlington, NC
------------------------------------------------------------------------------------
1.     Conversion Proceeds
       Pro Forma Market Valuation                                                               $ 36,000,000
       Less:  Estimated Expenses                                                                  (1,130,000)
                                                                                                ------------
       Net Conversion Proceeds                                                                  $ 34,870,000

2.     Estimated Additional Income From Conversion Proceeds
       Net Conversion Proceeds                                                                  $ 34,870,000
       Less:  ESOP Contributions                                                                  (3,110,400)
              RP Contributions                                                                    (1,555,200)
                                                                                                ------------
       Net Conversion Proceeds after ESOP & RP                                                  $ 30,204,400
       Estimated Incremental Rate of Return(1)                                                          2.94%
                                                                                                ------------
       Estimated Additional Income                                                              $    889,218
       Less:  ESOP Expense                                                                          (199,066)
              RP Expense                                                                            (199,066)
                                                                                                ------------
                                                                                                $    491,086
                                                                                                ============
3.     Pro Forma Calculations

                                                   Before               Conversion                 After
       Period                                    Conversion               Results               Conversion
                                               -------------------------------------------------------------
a.     Pro Forma Earnings
       Twelve Months Ended
       December 31, 1998                        $  2,775,000             $   491,086            $  3,266,086

b.     Pro Forma Net Worth
       December 31, 1998                        $ 26,707,000             $31,183,600            $ 57,890,600

c.     Pro Forma Net Assets
       December 31, 1998                        $291,249,000             $30,204,400            $321,453,400

(1) Assumes Proceeds can be reinvested at 4.60% and earnings taxed at a rate of
    36.0 percent.
(2) Pro forma effect on capital includes tax effect related to contribution to charitable foundation.

                                 Exhibit VIII
                    Pro Forma Effect of Conversion Proceeds
               At the Maximum of the Conversion Valuation Range
                     Valuation Date as of January 27, 1999

1st State Bank, Burlington, NC
-----------------------------------------------------------------------------
1.     Conversion Proceeds
       Pro Forma Market Valuation                               $ 41,400,000
       Less:  Estimated Expenses                                  (1,204,000)
                                                                ------------
       Net Conversion Proceeds                                  $ 40,196,000

2.     Estimated Additional Income From Conversion Proceeds
       Net Conversion Proceeds                                  $ 40,196,000
       Less:  ESOP Contributions                                  (3,552,000)
              RP Contributions                                    (1,776,000)
                                                                ------------
       Net Conversion Proceeds after ESOP & RP                  $ 34,868,000
       Estimated Incremental Rate of Return(1)                          2.94%
                                                                ------------
       Estimated Additional Income                              $  1,026,514
       Less:  ESOP Expense                                          (227,328)
              RP Expense                                            (227,328)
                                                                ------------
                                                                $    571,858
                                                                ============

3.     Pro Forma Calculations

                                     Before          Conversion        After
       Period                      Conversion          Results       Conversion
                                   ---------------------------------------------
a.     Pro Forma Earnings
       Twelve Months Ended
       December 31, 1998           $  2,775,000     $   571,858     $  3,346,858

b.     Pro Forma Net Worth
       December 31, 1998           $ 26,707,000     $35,888,000     $ 62,595,000

c.     Pro Forma Net Assets
       December 31, 1998           $291,249,000     $34,868,000     $326,117,000

(1) Assumes Proceeds can be reinvested at 4.60% and earnings taxed at a rate of
    36.0 percent.
(2) Pro forma effect on capital includes tax effect related to contribution to charitable foundation.

                                 Exhibit VIII
                    Pro Forma Effect of Conversion Proceeds
               At the SuperMax of the Conversion Valuation Range
                     Valuation Date as of January 27, 1999

1st State Bank, Burlington, NC
--------------------------------------------------------------------------

1.     Conversion Proceeds
       Pro Forma Market Valuation                              $ 47,610,000
       Less:  Estimated Expenses                                 (1,290,000)
                                                               ------------
       Net Conversion Proceeds                                 $ 46,320,000

2.     Estimated Additional Income
          From Conversion Proceeds
       Net Conversion Proceeds                                 $ 46,320,000
       Less:  ESOP Contributions                               $ (4,048,800)
              RP Contributions                                 $ (2,024,400)
       Net Conversion Proceeds after ESOP & RP                 $ 40,246,800
       Estimated Incremental Rate of Return(1)                         2.94%
                                                               ------------
       Estimated Additional Income                             $  1,184,866
       Less:  ESOP Expense                                     $   (259,123)
              RP Expense                                       $   (259,123)
                                                               ------------
                                                               $    666,619
                                                               ============

3.     Pro Forma Calculations

                                     Before         Conversion        After
       Period                      Conversion         Results      Conversion
                                  ---------------------------------------------
a.     Pro Forma Earnings
       Twelve Months Ended
       December 31, 1998          $  2,775,000     $   666,619     $  3,441,619

b.     Pro Forma Net Worth
       December 31, 1998          $ 26,707,000     $41,266,800     $ 67,973,800

c.     Pro Forma Net Assets
       December 31, 1998          $291,249,000     $40,246,800     $331,495,800

(1) Assumes Proceeds can be reinvested at 4.60% and earnings taxed at a rate of 36.0 percent.
(2) Pro forma effect on capital includes tax effect related to contribution to charitable foundation.

FERGUSON & COMPANY
------------------

                                       Exhibit VIII
                                  Pro Forma Analysis Sheet

Name of Association:              1st State Bank, Burlington, NC
Date of Market Prices:            January 27, 1999                                  N. Carolina Publicly        All Publicly
                                                             Comparatives               Held Thrifts            Held Thrifts
                                                           ----------------         --------------------      ----------------
                                 Symbols     Value         Mean      Median           Mean      Median        Mean     Median
                                 -------     -----         ----      ------           ----      ------        ----     ------
Price-Earnings Ratio               P/E
--------------------
     Last Twelve Months            N/A
     At Minimum of Range                     10.4
     At Midpoint of Range                    11.9          19.0        17.8           15.6       16.8         17.6      16.5
     At Maximum of Range                     13.3
     At Supermax of Range                    14.7

Price-Book Ratio                   P/B
----------------
     At Minimum of Range                     62.2%
     At Midpoint of Range                    67.2%        118.2       117.6          103.5       99.1        131.7     120.3
     At Maximum of Range                     70.9%
     At Supermax of Range                    74.5%

Price-Asset Ratio                  P/A
-----------------
     At Minimum of Range                     10.4%
     At Midpoint of Range                    12.1%         16.2        15.1           19.6       18.2         14.7      13.8
     At Maximum of Range                     13.6%
     At Supermax of Range                    15.3%

Twelve Mo. Earnings Base             Y                 $ 2,775,000
     Period Ended  December
      31, 1998

Book Value                           B                $ 26,707,000
     As of  December 31, 1998

Total Assets                         A                $291,249,000
     As of  December 31, 1998

Return on Money (1)                  R                        2.94%

Conversion Expense                   X                $  1,130,000
Underwriting Commission              C                        0.00%
Percentage Underwritten              S                        0.00%
Estimated Dividend
     Dollar Amount                 DA                 $    777,600
     Yield                         DY                         2.00%
ESOP Contributions                  P                 $  3,110,400
RP Contributions                    I                 $  1,555,200
ESOP Annual Expense                 E                 $    199,066
RP Annual Contributions             M                 $    199,066
Cost of ESOP Borrowings             F                         0.00%
Charity Contribution               CC                 $  2,880,000
Tax Effect of Contribution        TEC                 $    979,200
After Tax Effect of Contri.      ATEC                 $  1,900,800

(1) Assumes Proceeds can be reinvested at 4.60% and earnings taxed at a rate of
    36.0 percent.
(2) Pro forma effect on capital includes tax effect related to contribution to charitable foundation.

FERGUSON & COMPANY
------------------

                                 Exhibit VIII
                           Pro Forma Analysis Sheet


Calculation of Estimated Value (V) at Midpoint Value (including foundation shares):
1.                           V=          P/A(A-X-P-I-CC)            $38,880,000
                                      ---------------------
                                         1-P/A(1-(CxS))

2.                           V=         P/B(B-X-P-I-ATEC)           $38,880,000
                                      ---------------------
                                          1-P/B(1-(CxX))

3.                           V=      P/E(Y-R(X+P+I+CC)-(E+M))       $38,880,000
                                    --------------------------
                                        1-P/E(R(1-(CxX))

Calculation of Shares Being Offered for Sale (excluding foundation shares):

                             Value
   Estimated Value         Per Share         Total Shares               Date
 -------------------     -------------     ----------------       ----------------
     $36,000,000            $20.00            1,800,000           January 27, 1999

Range of Value
$36.0 million x 1.15 = $41.40 million or 2,070,000 shares at $20.00 per share $36.0 million x 0.85 = $30.60 million or 2,040,000 shares at $15.00 per share